FORM OF SERVICES AGREEMENT
                                 CLASS Y SHARES

         This Agreement is made as of _________________, 2005, between Pioneer Investment Management, Inc. ("Pioneer), a Massachusetts corporation and [ ] ("Service Company"). Pioneer is a member if the UniCredito Italiano banking group, register of banking groups.

         WHEREAS Pioneer is the investment adviser to the Pioneer Funds, open-end management investment companies or series thereof (each portfolio is referred to as a "Fund" or collectively as the "Funds");

         WHEREAS Pioneer wishes to have Service Company perform certain recordkeeping, shareholder communication, and other administrative services for its customers ("Customers") with respect to Class Y shares of the Funds listed on Exhibit A hereto, which Exhibit may be amended from time to time by Pioneer; and

         WHEREAS Service Company is willing to perform such services on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

         1. Services and Accounts. During the term of this Agreement, Service Company shall perform the services set forth on Exhibit B hereto, as such exhibit may be amended from time to time by mutual consent of the parties (the "Services"). In connection with these Services, Service Company will maintain one or more omnibus accounts per Fund (the "Accounts"). In connection with these Accounts, Service Company represents and warrants that it has the authority to act on behalf of and to provide the Services to the Customers.

         2. Fees. In recognition of Service Company's provision of Services outlined in this Agreement, Pioneer agrees to pay Service Company, on a calendar quarter basis for so long as this Agreement remains in effect, a fee equal to [ ]% of the average daily net assets held by Customers in the Accounts of Class Y shares of each Fund that are held during such quarter. Service Provider will calculate the amount of the fee payable on a quarterly basis and shall deliver a statement showing the calculation of the fee payable to Service Provider for the quarter and such other supporting data as may be reasonably requested by Pioneer within 30 days of each quarter end.

          The foregoing fee may be paid by Pioneer, or its affiliate, to Service Company out of its own resources. Any payments made pursuant to this Agreement shall be subject to the following terms and conditions:

         a. Service Company shall provide to Pioneer each calendar quarter such information as shall reasonably be requested by Pioneer with respect to the fee paid to the Service Company pursuant to this Agreement.

         b. Service Company will permit representatives of Pioneer reasonable access to its personnel and records to enable them to monitor the quality of services being provided by Service Company pursuant to this Agreement.

         3. Recordkeeping. Recordkeeping and other Services as set forth in Exhibit B shall be the responsibility of Service Company and shall not be the responsibility of Pioneer. Pioneer will recognize each Account as a single shareholder and will not maintain separate accounts for Customers.

         4. Transaction Charges. Service Company shall not, during the term of this Agreement, assess against or collect from its customers any transaction fee upon the purchase or redemption of any Fund's shares that are considered in calculating the Fee.

         5. Compliance with Laws. Service Company shall comply with any applicable laws, rules and regulations relating to the Services provided by Service Company pursuant to this agreement. Service Company represents and warrants to Pioneer that it has obtained, and will maintain in effect during the term of the agreement, all registrations under applicable laws, rules and regulations that are necessary to enable it to perform its obligations under this agreement.

         6. Indemnification.

         A. Service Company shall indemnify and hold harmless Pioneer, the Funds and their directors, officers, employees, and agents ("Indemnified Parties") from and against any and all losses, claims, liabilities and expenses (including reasonable attorneys' fees) ("Losses") incurred by any of them arising out of
(i) Service Company's dissemination of information regarding any Fund that is alleged to contain an untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and that was not published or provided to Service Company by or on behalf of the Funds, Pioneer or their affiliated persons ("Affiliates"), as defined under the Investment Company Act of 1940, as amended (the "1940 Act"), or accurately derived from information published or provided by or on behalf of Pioneer, the Funds or any Affiliate, (ii) any breach by Service Company of any representation, warranty or agreement contained in this Agreement, or (iii) any willful misconduct or negligence by Service Company in the performance of, or failure to perform, its obligations under this Agreement, except to the extent such Losses are caused by Pioneer's breach of this Agreement or Pioneer's willful misconduct or negligence in the performance, or failure to perform, its obligations under this Agreement. This Section 7(a) shall survive termination of this Agreement.

         B. In any event, neither party shall be liable for any special, consequential or incidental damages.

         7. Role and Relationship of Service Company. The parties acknowledge and agree that the Services under this Agreement are record keeping, shareholder communication and related services only. This Agreement does not grant Service Company any right to purchase shares from any Fund (although it does not preclude Service Company from purchasing any such shares), nor does it constitute Service Company an agent of Pioneer or any Fund for purposes of selling shares of any Fund to the public. To the extent Service Company is involved in the purchase of shares of any Fund by Service Company's customers, such involvement will be as agent of such customer only.

         8. Price Adjustments.

         A. In accordance with each Fund's error correction policy, in the event adjustments are required to correct any error in the computation of the net asset value and public offering price of Fund shares, Pioneer shall notify Service Company as soon as possible after discovering the need for such adjustments.

         B. In accordance with each Fund's error correction policy, in connection with a redemption of Fund shares, if Service Company received an amount on behalf of an Account, in excess of the amount to which it otherwise would have been entitled (giving effect to any price adjustment), Service Company, when requested by Pioneer, will make a good faith attempt to collect such excess amount from the applicable Customers. Absent Service Company's failure to make such a good faith attempt, however, Service Company will in not be liable to Pioneer for any such amounts if, prior to notice from Pioneer of a price adjustment, such amounts were distributed to Customers.

         C. In accordance with each Fund's error correction policy, if an Account received an amount less than that to which it would otherwise have been entitled prior to a price adjustment, Pioneer shall make adjustments to accurately reflect the number of shares held in the Account.

         9. Information to be Provided by Service Company. Service Company will, upon request: (i) furnish Pioneer with monthly written statements of the number of shares of each Fund purchased on behalf of Service Company customers resident in one or more states or other jurisdictions indicated by Pioneer; and, (ii) on a quarterly basis, a certification of the number of Customer accounts for each Fund.

         10. Notices. All notices required by this Agreement shall be in writing and delivered personally or sent by first class mail. Such notices will be deemed to have been received as of the earlier of actual physical receipt or three (3) days after deposit, first class postage prepaid, in the U. S. Mail. All such notices shall be made as follows:


Service Company

----------------------------------------------

----------------------------------------------

----------------------------------------------

Attention:
          ------------------------------------

if to Pioneer, to:

Pioneer Investment Management Shareholder Services, Inc.
60 State Street
Boston, MA 02109
Attn: General Counsel

         11. Nonexclusivity. Each party hereto acknowledges that the other may enter into agreements similar to this Agreement with other parties for the performance of services similar to those to be provided under this Agreement, unless otherwise agreed to in writing by the parties.

         12. Assignability. This Agreement is not assignable by any party without the other party's prior written consent and any attempted assignment in contravention hereof shall be null and void.

         13. Exhibits and Schedules; Entire Agreement. All Exhibits and Schedules to this Agreement, as they may be amended from time to time, are by this reference incorporated into and made a part of this Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement between the parties as to the subject matter hereof and supersedes any and all agreements, representations and warranties, written or oral, regarding such subject matter made prior to the time at which this Agreement has been executed and delivered by Service Company and Pioneer and/or any of its Affiliates.

         14. Anti-Money Laundering Program. Service Provider hereby acknowledges that: (i) they have adopted an anti-money laundering program that complies with the requirements of applicable anti-money laundering laws, including the USA Patriot Act, the Bank Secrecy Act and applicable regulations thereunder; (ii) they regularly search their databases for shareholder/customer names and countries appearing on U.S. governmental agencies' lists of prohibited persons (e.g., lists maintained by the Office of Foreign Assets Control); and (iii) they monitor their compliance with such program. Service Provider agrees to notify Pioneer of any: (i) identified instances of non-compliance that involve an account related to the Funds or Pioneer (a "Pioneer Related Account"), either through a shareholder or transaction(s); and (ii) other anti-money laundering issues that may arise with respect to a Pioneer Related Account. Service Provider agrees to notify Pioneer with such periodic certifications of compliance as Pioneer may reasonably request.

         15. Short-Term Trading. Service Provider agrees to use reasonable efforts to assist Pioneer by discouraging short-term trading in the Funds, consistent with the policies of Pioneer and each Fund as described in the Fund's prospectus. Service Provider further agrees to notify Pioneer in the event that Service Provider becomes aware of any short-term trading that is inconsistent with such policies with respect to any intermediary or account, including any aggregate activity by accounts under common control. Pioneer reserves the right to restrict the ability of account holders engaging in short-term trading to effect transactions in the Funds, in accordance with the prospectus. Service Provider agrees that upon notice from Pioneer that any short-term activity is disruptive to the fund(s), to terminate such account holder and/or intermediary from subsequent Fund purchases or exchanges.

         16. Amendment. This Agreement and the Exhibits and Schedules hereto may be amended only by a writing executed by each party hereto that is to be bound by such amendment.

         17. Governing Law. This Agreement will be governed by and interpreted under the laws of The Commonwealth of Massachusetts as applied to contracts entered into and to be performed entirely within the Commonwealth.

         18. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

         19.  Effectiveness of Agreements;  Termination.

         A. The initial term of this Agreement shall commence on the date of the parties signatures and shall continue for a period of three (3) years (the "Initial Term"). Upon expiration of the Initial Term, this Agreement will continue with automatic renewals for additional one (1) year terms, unless written notice of non-renewal is delivered by either party to the other party not less than thirty (30) days prior to the expiration date. Notwithstanding the foregoing, this Agreement may be terminated immediately by either party, without regard for the proper terms of notice and dates, if one of the parties commits a material breach of its obligations under this Agreement.

         B. After the date of termination as to a Fund, Pioneer will not be obligated to pay the Fee with respect to any shares of the Fund that are first held in Service Company customer accounts after the date of such termination. However, notwithstanding any such termination, Pioneer will remain obligated to pay Service Company the Fee as to each share of the Fund that was considered in the calculation of the Fee as of the date of termination (a "Pre-Termination Share") for so long as such Pre-Termination Share is held in any Service Company account and Service Company continues to perform substantially all of the Services as to such Pre-Termination Share, and this Agreement will otherwise remain in full force and effect as to any such Pre-Termination Share.

         IN WITNESS WHEREOF, the parties have executed this Agreement by a duly authorized representative of the parties hereto.


                                            ------------------------------------
                                            [Service Company]

                                            By:
                                               ---------------------------------

                                            Name:
                                                 -------------------------------

                                            Title:
                                                  ------------------------------

                                            Pioneer Investment Management, Inc.

                                            By:
                                               ---------------------------------

                                            Name:
                                                 -------------------------------

                                            Title:
                                                  ------------------------------

                                    EXHIBIT A


Class Y shares of beneficial interest in:

[List of Funds]

                                    EXHIBIT B

                                    SERVICES

         1.       Record Maintenance

                  Service Company shall maintain the following records for each customer who beneficially owns Fund shares through a Service Company account:

                  A.    number of shares;
                  B. date, price and amount of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;
                  C. name and address of the customer, including zip codes and social security numbers or taxpayer identification numbers;
                  D.    records of distributions and dividend payments;
                  E.    any transfers of shares; and
                  F.    overall control records.

         2.       Shareholder Communications

                  Service Company shall:

                  A. Provide to a shareholder mailing agent for the purpose of mailing certain Fund-related materials the names and addresses of all Service Company customers who hold shares of such Fund in their Service Company accounts. The shareholder mailing agent shall be a person or entity with whom the Fund has arranged for the distribution of certain Fund-related materials. The Fund-related materials shall consist of updated prospectuses and any supplements and amendments thereto, annual and other periodic reports, proxy or information statements and other appropriate shareholder communications. In the alternative, Service Company may distribute the Fund-related materials to its customers;

                  B. Mail current Fund prospectuses and statements of additional information and annual and other periodic reports upon customer request and, as applicable, with confirmation statements;

                  C. Mail statements to customers on a monthly basis (or, as to accounts in which there has been no activity in a particular month, no less frequently than quarterly) showing, among other things, the number of shares of each Fund owned by such customer and the net asset value of such Fund as of a recent date;

                  D. Produce and mail to customers confirmation statements reflecting purchases and redemptions of shares of each Fund in Service Company accounts;

                  E. Respond to customer inquiries regarding, among other things, share prices, account balances, dividend amounts and dividend payment dates;

                  F. Distribute all proxy material furnished by Pioneer to each Customer and vote the shares as directed by such Customers. Where specific proxy voting rights have not been granted to Service Company by a Customer, Service Company will not in any way recommend action in connection with or oppose or interfere with the solicitation such proxies.

         3.       Transactional Services

                  Service Company shall communicate, as to shares of each Fund, purchase, redemption and exchange orders reflecting the orders it receives from its customers. Service Company shall also communicate, as to shares of each Fund, mergers, splits and other reorganization activities.

         4.       Tax Information Returns and Reports

                  Service Company shall prepare and file with the appropriate governmental agencies, such information, returns and reports as are required to be so filed for reporting (i) dividends and other distributions made, (ii) amounts withheld on dividends and other distributions and payments under applicable federal and state laws, rules and regulations, and (iii) gross proceeds of sales transactions as required.

         5.       Fund Communications

                  Service Company shall, on a daily basis and for each Fund, report the number of shares on which the Fee is to be paid pursuant to this Agreement and the number of shares on which no such Fee is to be paid. Service Company shall also provide each Fund with monthly summaries of reports. Such summaries shall be expressed in both shares and dollar amounts.